Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Executive Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

Jeff Sonnek

Managing Director

(646) 277-1263

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2024 FIRST QUARTER RESULTS

•	Declares Quarterly Cash Dividend of $0.05 Per Share

EL SEGUNDO, Calif., April 30, 2024 — Big 5 Sporting Goods Corporation (Nasdaq: BGFV) (the “Company,” “we,” “our,” “us,” “Big 5”), a leading sporting goods retailer, today reported financial results for the fiscal 2024 first quarter ended March 31, 2024.

Net sales for the fiscal 2024 first quarter were $193.4 million, compared to net sales of $224.9 million for the first quarter of fiscal 2023. Same store sales decreased 13.5% for the first quarter of fiscal 2024, compared to the first quarter of fiscal 2023. The calendar shift of the Easter holiday, during which the Company’s stores are closed, from the second quarter of 2023 to the first quarter of 2024, negatively impacted sales comparisons by approximately 100 basis points.

Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer, said, “Our first quarter results were consistent with our guidance and reflect a challenging macroeconomic environment that continues to pressure consumer discretionary spending. Although disappointed with our sales results in the face of persistent headwinds, we are pleased with the results we were able to achieve in areas of the business that we can best control, including optimizing merchandise margins and managing expenses and inventory. Looking toward the upcoming summer season, while we anticipate our consumer will continue to feel pressured, we are enthused about our seasonal product assortment and are cautiously optimistic that warmer weather will help drive improved sales trends.”

Gross profit for the fiscal 2024 first quarter was $60.4 million, compared to $75.1 million in the first quarter of the prior year. The Company’s gross profit margin was 31.2% in the fiscal 2024 first quarter versus 33.4% in the first quarter of the prior year. The decrease in gross profit margin compared with the prior year primarily reflected higher store occupancy and distribution expense, including costs capitalized into inventory, as a percentage of net sales. The Company’s merchandise margins increased by 48 basis points year-over-year for the first quarter of fiscal 2024.

Overall selling and administrative expense for the quarter decreased by $3.8 million from the prior year, primarily reflecting lower employee labor expense. As a percentage of net sales, selling and administrative expense was 36.9% in the fiscal 2024 first quarter, compared to 33.4% in the fiscal 2023 first quarter due to the lower sales base.

Net loss for the first quarter of fiscal 2024 was $8.3 million, or $0.38 per basic share. This compares to net income of $0.2 million, or $0.01 per diluted share in the first quarter of fiscal 2023.

EBITDA was a negative $6.6 million for the first quarter of fiscal 2024, compared to a positive $4.5 million in the prior year period. EBITDA and Adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Measures” below for more details and a reconciliation of non-GAAP EBITDA and Adjusted EBITDA to the most comparable GAAP measure, net income.

Balance Sheet

The Company ended the 2024 fiscal first quarter with no borrowings under its credit facility and a cash balance of $12.6 million. This compares to no borrowings under the Company’s credit facility and $9.2 million of cash as of the end of fiscal 2023. Merchandise inventories as of the end of the first quarter decreased by 12.5% compared to the prior year period, reflecting the Company’s efforts to manage inventory levels relative to sales.

Quarterly Cash Dividend

The Company’s Board of Directors has declared a quarterly cash dividend of $0.05 per share of outstanding common stock, which will be paid on June 14, 2024, to stockholders of record as of May 31, 2024.

Second Quarter Guidance

For the fiscal 2024 second quarter, the Company expects same store sales to decrease in the high single-digit range compared to the fiscal 2023 second quarter. The Company’s same store sales guidance reflects an expectation that macroeconomic headwinds will continue to impact discretionary consumer spending over the balance of the second quarter. Fiscal 2024 second quarter net loss per basic share is expected in the range of $0.40 to $0.55, which compares to fiscal 2023 second quarter net loss per basic share of $0.01.

Store Openings

The Company currently has 424 stores in operation, reflecting six store closures in the 2024 first quarter as part of the Company’s ongoing efforts to optimize its store base. During the remainder of fiscal 2024, the Company expects to open approximately five stores and close approximately four additional stores.

Conference Call Information

The Company will host a conference call to discuss these results and provide additional comments and details. The conference call is scheduled to begin at 2:00 p.m. Pacific Time on Tuesday, April 30, 2024. To access the conference call, participants in North America may dial (877) 407-9039 and international participants may dial (201) 689-8470. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time.

In addition, the call will be broadcast live over the Internet and accessible through the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephonic replay will be available through Tuesday, May 7, 2024 by calling (844) 512-2921 to access the playback; the passcode is 13746021.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, currently operating 424 stores under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 12,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, home recreation, tennis, golf, and winter and summer recreation.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, the economic impacts of COVID-19, including any potential variants, on Big 5’s business operations, including as a result of regulations that may be issued in response to COVID-19, global supply chain disruptions resulting from the ongoing conflict in Ukraine and the Middle East, changes in the consumer spending environment, fluctuations in consumer holiday spending patterns, increased competition from e-commerce retailers, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, a reduction or loss of product from a key supplier, disruption in product flow, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, increases in labor and benefit-related expense, changes in laws or regulations, including those related to tariffs and duties, as well as environmental, social and governance issues, public health issues (including those caused by COVID-19 or any potential variants), impacts from civil unrest or widespread vandalism, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, risks related to Big 5’s historically leveraged financial condition, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

Non-GAAP Financial Measures

In addition to reporting our financial results in accordance with generally accepted accounting principles (“GAAP”), we are providing non-GAAP earnings before interest, income tax expense, depreciation and amortization (“EBITDA”) and any other adjustments (“Adjusted EBITDA”). EBITDA and Adjusted EBITDA are not prepared in accordance with GAAP and exclude certain items presented below. We use EBITDA and Adjusted EBITDA internally for forecasting purposes and as factors to evaluate our operating performance. We believe that Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses, gains and losses that may not be indicative of core operating results and business outlook. While we believe that EBITDA and Adjusted EBITDA can be useful to investors in evaluating our period-to-period operating results, this information should be considered supplemental and is not a substitute for financial information prepared in accordance with GAAP. In addition, our definition or calculation of these non-GAAP measures may differ from similarly titled measures used by other companies, limiting the usefulness of this financial measure for comparison to other companies. We believe the GAAP measure that is most comparable to non-GAAP EBITDA and Adjusted EBITDA is net income, and a reconciliation of our non-GAAP EBITDA and Adjusted EBITDA to GAAP net income is provided below.

	13 Weeks Ended
	March 31, 2024	April 2, 2023
	(In thousands)
GAAP net (loss) income (as reported)	$(8,286)	$193
+ Interest expense (income) (as reported)	123	(115)
+ Income tax benefit (as reported)	(2,818)	(107)
+ Depreciation and amortization (as reported)	4,375	4,510

EBITDA	$(6,606)	$4,481

Adjusted EBITDA	$(6,606)	$4,481

# # #

FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	March 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash	$12,621	$9,201
Accounts receivable, net of allowances of $63 and $48, respectively	8,778	9,163
Merchandise inventories, net	275,839	275,759
Prepaid expenses	12,631	16,052

Total current assets	309,869	310,175

Operating lease right-of-use assets, net	258,014	253,615
Property and equipment, net	56,653	58,595
Deferred income taxes	16,196	13,427
Other assets, net of accumulated amortization of $2,137 and $1,954, respectively	8,828	8,871

Total assets	$649,560	$644,683

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$69,818	$55,201
Accrued expenses	57,306	61,283
Current portion of operating lease liabilities	67,805	70,372
Current portion of finance lease liabilities	3,984	3,843

Total current liabilities	198,913	190,699

Operating lease liabilities, less current portion	197,612	191,178
Finance lease liabilities, less current portion	11,293	11,856
Other long-term liabilities	6,305	6,536

Total liabilities	414,123	400,269

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 26,932,297 and 26,747,617 shares, respectively; outstanding 22,625,042 and 22,440,362 shares, respectively	269	267
Additional paid-in capital	129,150	128,737
Retained earnings	160,275	169,667
Less: Treasury stock, at cost; 4,307,255 shares	(54,257)	(54,257)

Total stockholders’ equity	235,437	244,414

Total liabilities and stockholders’ equity	$649,560	$644,683

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended
	March 31, 2024	April 2, 2023
Net sales	$193,427	$224,939
Cost of sales	133,029	149,795

Gross profit	60,398	75,144
Selling and administrative expense	71,379	75,173

Operating loss	(10,981)	(29)
Interest expense (income)	123	(115)

(Loss) income before income taxes	(11,104)	86
Income tax benefit	(2,818)	(107)

Net (loss) income	$(8,286)	$193

(Loss) earnings per share:
Basic	$(0.38)	$0.01

Diluted	$(0.38)	$0.01

Weighted-average shares of common stock outstanding:
Basic	21,832	21,629

Diluted	21,832	21,949